Exhibit 10.2

DATED  20 August 2010

GENCO ________ LIMITED

- and -

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

____________________________________

GUARANTEE AND INDEMNITY
____________________________________

STEPHENSON HARWOOD
One, St Paul's Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
Ref: 1255/1527/01-49-00779

CONTENTS

		Page

1	Definitions and Interpretation	2

2	Representations and Warranties	4

3	Guarantee and Indemnity; limitation of liability; contribution	5

4	Preservation of Guarantor's Liability	6

5	Preservation of Finance Parties' Rights	8

6	Undertakings	10

7	Subrogation and Subordination	26

8	Payments	29

9	Currency	30

10	Set-Off	31

11	Application of Moneys	31

12	Partial Invalidity	32

13	Further Assurance	32

14	Miscellaneous	33

15	Notices	33

16	Law and Jurisdiction	33

GUARANTEE AND INDEMNITY

Dated:	20 August 2010

BY:

(1)
GENCO ________ LIMITED, a company incorporated according to the law of the Marshalls Islands whose registered office is at Trust Company Complex, Ajeltake Island Majuro, Ajeltake Road, Marshall Islands MH96960 (the "Guarantor")

IN FAVOUR OF:

(2)	DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT acting through its office at Ludwig-Erhard-Str. 1, 20459 Hamburg, Germany (the "Security Agent").

WHEREAS:

(A)
Each of the banks listed in Schedule 1 to the Loan Agreement (as defined below) (collectively the "Lenders") has agreed to lend to Genco Shipping & Trading Limited (the "Borrower") its participation in a loan not exceeding two hundred fifty three million Dollars ($253,000,000) (the "Loan") on the terms and subject to the conditions set out in a loan agreement dated 20 August 2010 made between the Borrower (as borrower), the Lenders (as lenders), BNP Paribas, Crédit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers (the "Mandated Lead Arrangers"), BNP Paribas, Crédit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschäft, Skandinaviska Enskilda Banken AB (publ) as swap providers (the "Swap Providers"), Deutsche Bank Luxembourg S.A. as agent for the Lenders (the "Agent") and the Security Agent (as security agent) (the "Loan Agreement").

(B)
Pursuant to the Loan Agreement, and as a condition precedent to the several obligations of the Lenders to make the Loan available to the Borrower, the Borrower has, amongst other things, agreed to procure that the Guarantor execute and deliver this Guarantee and Indemnity in favour of the Security Agent as security agent for the Finance Parties.

THIS DEED WITNESSES  as follows:

1	Definitions and Interpretation

1.1	In this Guarantee and Indemnity:

"Default Rate" means interest at the rate calculated in accordance with clause 7.9 of the Loan Agreement.

"GAAP" means generally accepted accounting principles in the United States of America.

"Guarantor's Liabilities" means all of the liabilities and obligations of the Guarantor to any of the Finance Parties under or pursuant to this Guarantee and Indemnity, from time to time, whether in respect of principal, interest, costs or otherwise and whether present, future, actual or contingent.

"Guarantor's Security Documents" means this Guarantee and Indemnity and any and all documents which may at any time be executed by the Guarantor as security for the payment of all or any part of the Guarantor's Liabilities.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable by the Borrower to any of the Finance Parties under all or any of the Finance Documents.

"Insolvency Law" means the law relating to any proceeding of the type referred to in clause 13.1.6 of the Loan Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

"Original Financial Statements" means the audited financial statements of the Guarantor of its first financial year.

"Solvent" means, with respect to any person on a particular date, that on such date (a) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (b) such person does not intent to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature and (c) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which person's property would be unreasonably small in relation to such business or such transaction.

"Vessel" means the motor vessel "GENCO___________" registered or to be registered in the ownership of the Guarantor under the flag of the Republic of the Marshall Islands together with all her engines, machinery, boats, tackle, outfit, fuels, spares, consumable and other stores, belongings and appurtenances, whether on board or ashore, including any which may in the future be put on board or may in the future be intended to be used for the Vessel if on shore.

1.2
Unless otherwise specified in this Guarantee and Indemnity, or unless the context otherwise requires, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Guarantee and Indemnity.

1.3	In this Guarantee and Indemnity:

1.3.1	words denoting the plural number include the singular and vice versa;

1.3.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.3.3	references to Clauses are references to clauses of this Guarantee and Indemnity;

1.3.4	references to this Guarantee and Indemnity include the recitals to this Guarantee and Indemnity;

1.3.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Guarantee and Indemnity;

1.3.6
references to any document (including, without limitation, to any of the Finance Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.3.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.3.8	references to any Finance Party include its successors, transferees and assignees; and

1.3.9	words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning when used herein.

2	Representations and Warranties

The Guarantor represents and warrants to the Security Agent at the date of this Guarantee and Indemnity and (by reference to the facts and circumstances then pertaining) on each day throughout the Facility Period that:

2.1
all representations and warranties given by the Borrower in the Loan Agreement in respect of the Guarantor and/or the Guarantor's Security Documents are and will remain correct and none of them is or will become misleading; and

2.2
the Guarantor is Solvent and is not in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Guarantor or all or any part of its assets; and

2.3	the Guarantor is not in breach of, or default under, any agreement of any sort binding on it or on all or any part of its assets; and

2.4
the Guarantor is not aware of any material facts or circumstances which have not been disclosed to the Security Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Loan Agreement available to the Borrower;

2.5	the Guarantor has received a copy of the Loan Agreement and approves of, and agrees to, the terms and conditions of the Loan Agreement; and

2.6	The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents.

3	Guarantee and Indemnity; limitation of liability; contribution

The Guarantor:

3.1
irrevocably and unconditionally guarantees the due and punctual observance and performance by the Borrower of all its obligations under the Finance Documents including, without limitation, the due and punctual payment of each and every part of the Indebtedness in accordance with the terms of the Finance Documents so that, if any of the Indebtedness is not paid when it is due and payable, whether on maturity or otherwise, the Guarantor will, immediately on demand, make such payment to the Security Agent in the manner specified by the Security Agent, together with interest on the amount demanded at the rate accruing on the same under the Loan Agreement from the date of demand until the date of payment, both before and after judgment;

3.2
agrees, as a separate and independent obligation, that, if any of the Indebtedness is not recoverable from the Guarantor under Clause 3.1 for any reason, the Guarantor will be liable as a principal debtor by way of indemnity for the same amount as that for which the Guarantor would have been liable had that Indebtedness been recoverable, and agrees to discharge its liability under this Clause 3.2 by making payment to the Security Agent immediately on demand together with interest on the amount demanded at the rate accruing on the same under the Loan Agreement from the date of demand until the date of payment, both before and after judgment;

3.3
Without limiting the generality of this Clause, the Guarantor's Liability shall extend to all amounts that constitute part of the Indebtedness and would be owed by any other Security Party to any Finance Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving such other Security Party;

3.4
The Guarantor and, by its acceptance of this Guarantee and Indemnity, the Security Agent, hereby confirm that it is the intention of all parties that this Guarantee and Indemnity and all the obligations of the Guarantor hereunder do not constitute a fraudulent transfer or conveyance for purposes of Insolvency Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and Indemnity and to the obligations of the Guarantor hereunder.  To effectuate the foregoing intention, the Security Agent and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Guarantee and Indemnity at any time shall be limited to the maximum amount as will result in the obligations of the Guarantor under this Guarantee and Indemnity not constituting a fraudulent transfer or conveyance; and

3.5
The Guarantor hereby unconditionally and irrevocably agrees that, in the event any payment shall be required to be made to any Finance Party under this Guarantee and Indemnity or under any other guarantee, the Guarantor will contribute, to the maximum extent permitted by law, to such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Finance Parties under or in respect of the Finance Documents.

4	Preservation of Guarantor's Liability

4.1	This Guarantee and Indemnity is a continuing security for the full amount of the Indebtedness from time to time until the expiry of the Facility Period.

4.2	Any Finance Party may without the Guarantor's consent and without notice to the Guarantor and without in any way releasing or reducing the Guarantor's Liabilities:

4.2.1	amend, vary, novate, or replace any of the Finance Documents (other than the Guarantor's Security Documents); and/or

4.2.2
agree with the Borrower to increase or reduce the amount of the Loan, or vary the terms and conditions for its repayment or prepayment (including, without limitation, the rate and/or method of calculation of interest payable on the Loan); and/or

4.2.3	allow any time or other indulgence to any of the other Security Parties under or in connection with any of the Finance Documents; and/or

4.2.4	renew, vary, release or refrain from enforcing any of the Finance Documents (other than the Guarantor's Security Documents); and/or

4.2.5	compound with any of the other Security Parties; and/or

4.2.6	enter into, renew, vary or terminate any other agreement or arrangement with any of the other Security Parties; and/or

4.2.7	do or omit or neglect to do anything which might, but for this provision, operate to release or reduce the liability of the Guarantor under this Guarantee and Indemnity.

4.3	The Guarantor's Liabilities shall not be affected by:

4.3.1	the absence of, or any defective, excessive or irregular exercise of, any of the powers of any of the other Security Parties; nor

4.3.2
any security given or payment made to any Finance Party by any of the other Security Parties being avoided or reduced under any law (whether English or foreign) relating to bankruptcy or insolvency or analogous circumstance in force from time to time; nor

4.3.3
any change in the constitution of the Guarantor or of any of the other Security Parties or of any Finance Party or the absorption of or amalgamation by any Finance Party in or with any other entity or the acquisition of all or any part of the assets or undertaking of any Finance Party by any other entity; nor

4.3.4	the liquidation, administration, receivership, bankruptcy or insolvency of the Guarantor or any of the other Security Parties; nor

4.3.5
any of the Finance Documents (other than this Guarantee and Indemnity) being defective, void or unenforceable, or the failure of any other person to provide any Finance Party with any security, guarantee or indemnity envisaged by the Loan Agreement; nor

4.3.6	any composition, assignment or arrangement being made by any of the other Security Parties with any of its creditors; nor

4.3.7	anything which would, but for this provision, have released or reduced the liability of the Guarantor to any Finance Party.

4.4
Any Finance Party may continue the account(s) of the Borrower or open one or more new accounts for the Borrower notwithstanding any demand under this Guarantee and Indemnity, and the Guarantor's liability at the date of demand shall not be released or affected by any subsequent payment into or out of any of the Borrower's accounts with any Finance Party.

5	Preservation of Finance Parties' Rights

5.1
This Guarantee and Indemnity is in addition to any other security, guarantee or indemnity now or in the future held by any of the Finance Parties in respect of the Indebtedness, whether from the Borrower, the Guarantor or any other person, and shall not merge with, prejudice or be prejudiced by, any such security, guarantee or indemnity or any contractual or legal right of any of the Finance Parties.

5.2
Any release, settlement, discharge or arrangement relating to the Guarantor's Liabilities shall be conditional on no payment, assurance or security received by any Finance Party in respect of the Indebtedness being avoided or reduced under any law (whether English or foreign) in force from time to time relating to bankruptcy, insolvency or any (in the opinion of the Security Agent) analogous circumstance, and, after any such avoidance or reduction, each Finance Party shall be entitled to exercise all of its rights, powers, discretions and remedies under or pursuant to the Guarantor's Security Documents and/or any other rights, powers, discretions or remedies which it would otherwise have been entitled to exercise, as if no release, settlement, discharge or arrangement had taken place.

5.3
Following the full payment of the Indebtedness, the Security Agent shall be entitled to retain the Guarantor's Security Documents until the Security Agent is satisfied in its discretion that no Finance Party will have to make any payment under any law referred to in Clause 5.2.

5.4	Until the expiry of the Facility Period the Guarantor shall not:

5.4.1	be entitled to participate in any sums received by any Finance Party in respect of any of the Indebtedness; nor

5.4.2
be entitled to participate in any security held by any Finance Party in respect of any of the Indebtedness nor stand in the place of, or be subrogated for, any Finance Party in respect of any such security; nor

5.4.3
take any step to enforce any claim against any of the other Security Parties (or their respective estates or effects), nor claim or exercise any right of set off or counterclaim against any of the other Security Parties, nor make any claim in the bankruptcy or liquidation of any of the other Security Parties, in respect of any sums paid by the Guarantor to any Finance Party or in respect of any sum which includes the proceeds of realisation of any security held by any Finance Party under or pursuant to any of the Guarantor's Security Documents; nor

5.4.4
take any steps to enforce any other claim which it may have against any of the other Security Parties without the prior written consent of the Security Agent, and then only on such terms and subject to such conditions as the Security Agent may impose.

5.5
Any Finance Party may, but shall not be obliged to, resort for its own benefit to any other means of payment at any time and in any order it thinks fit without releasing or reducing the Guarantor's Liabilities.

5.6
Any Finance Party may enforce any of the Guarantor's Security Documents either before or after resorting to any other means of payment without entitling the Guarantor to any benefit from or share in any such other means of payment until the expiry of the Facility Period.

5.7	The Guarantor agrees that it is, and will throughout the Facility Period remain, a principal debtor in respect of the Guarantor's Liabilities.

5.8
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Guarantor's Security Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in the Guarantor's Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

6	Undertakings

6.1	General undertakings

6.1.1
The Guarantor shall pay to the Security Agent on demand on a full indemnity basis all costs and expenses incurred by any Finance Party in or about or incidental to the exercise by it of its rights under any of the Guarantor's Security Documents, together with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment, which interest shall be compounded with the amount demanded at the end of such periods as the Security Agent may reasonably select.

6.1.2
The Guarantor has not taken, and will not take without the prior written consent of the Security Agent (and then only on such terms and subject to such conditions as the Security Agent may impose), any security from any of the other Security Parties in connection with this Guarantee and Indemnity, and any security taken by the Guarantor notwithstanding this Clause shall be held by the Guarantor in trust for the Finance Parties absolutely as a continuing security for the Guarantor's Liabilities.

6.1.3	The Guarantor will observe and perform any and all covenants and undertakings in the Loan Agreement whose observance and performance by the Guarantor the Borrower has undertaken to procure.

6.1.4	The Guarantor will not without the Security Agent's prior written consent:

(a)
create nor permit to arise any Encumbrance or other third party rights (other than a Permitted Encumbrance) over any of its present or future assets or undertaking nor dispose of any of those assets or of all or part of that undertaking other than in favour of the Security Agent; nor

(b)
except in the ordinary course of business and as otherwise permitted under the terms of this Guarantee and Indemnity, incur any liability to any third party which is in the Security Agent's opinion of a substantial nature; nor

(c)
make any loan or advance to any other person except for this Guarantee and Indemnity and, provided no Event of Default has occurred and is continuing, for loans made in the ordinary course of business in connection with the chartering, operation or repair of its Vessel and loans to other Collateral Owners or to the Borrower; nor

(d)	permit any change in the legal or beneficial ownership or control of the Guarantor from that advised to the Security Agent at the date of this Guarantee and Indemnity.

6.1.5
The Guarantor shall supply to the Security Agent as soon as the same become available, but in any event within ninety (90) days after the end of each of its financial years, its financial statements for that financial year.  Each set of financial statements:

(a)	shall be certified by the chief financial officer or a director of the Guarantor as fairly representing its financial condition as at the date at which those financial statements were drawn up; and

(b)
shall be prepared using GAAP, and, in relation to any financial statements delivered by the Guarantor in respect of the subsequent financial years, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Guarantor notifies the Security Agent that there has been a material change in GAAP, the accounting practices or reference periods and the Guarantor's auditors deliver to the Security Agent:

(c)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(d)
sufficient information, in form and substance as may be reasonably required by the Security Agent, to enable the Security Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

6.1.6
The Guarantor shall supply to the Security Agent as soon as the same become available, but in any event within forty five (45) days after the end of each quarter during each of its financial years, its unaudited financial statements for that quarter.

6.1.7	The Guarantor shall supply to the Security Agent:

(a)
all documents which could reasonably be expected to have a material adverse effect on the business, assets, financial condition or creditworthiness of the Guarantor or the ability of any Security Party to perform its obligations under any Finance Documents, which are dispatched by the Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched. For the avoidance of doubt, this obligation does not include circulars to shareholders of a routine and non-material nature; and

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any of the Security Parties and which (i) might, if adversely determined, have a material adverse effect on the business or financial condition of any of the Security Parties and (ii) exceed the amount of seven million five hundred thousand Dollars ($7,500,000) in respect of the Borrower and the Threshold Amount in respect of the Guarantor; and

(c)	promptly, such further information regarding the financial condition, business and operations of any of the Security Parties as the Security Agent may reasonably request.

6.1.8
The Guarantor shall deposit on or before the relevant Drawdown Date in respect of its Vessel, minimum free cash of seven hundred fifty thousand Dollars ($750,000) in a sub-account of the relevant Earnings Account or in a sub-account of the Master Account and the Guarantor agrees that such minimum free cash shall be maintained in such sub-account of the relevant Earnings Account or of the Master Account until the Availability Termination Date and, after the Availability Termination and at all times during the Facility Period in such sub-account of the Master Account.

6.1.9	The Guarantor shall, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)
supply certified copies to the Security Agent of, any consent, licence, approval or authorisation required under any law or regulation to enable the Guarantor to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of the Guarantor of any Finance Document to which it is a party.

6.1.10
The Guarantor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

6.1.11
The Guarantor shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

6.1.12
The Guarantor shall not, without the prior written consent of the Security Agent, incur any Financial Indebtedness except under the Finance Documents to which it is a party or unsecured Financial Indebtedness from the Borrower or affiliates of the Borrower and provided that the Guarantor procures that any Financial Indebtedness incurred by the Collateral Owners to the Borrower or affiliates of the Borrower shall be subordinated to the Indebtedness on terms acceptable to the Security Agent.

6.1.13	The Guarantor shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

6.1.14
The Guarantor shall not without the prior written consent of the Security Agent make any substantial change to the general nature of its business from that carried on at the date of this Guarantee and Indemnity.

6.1.15	The Guarantor shall not without the prior written consent of the Security Agent engage in any business other than the ownership, operation, chartering and management of its Vessel.

6.1.16	The Guarantor shall not have an established place of business in the United Kingdom at any time during the Facility Period.

6.1.17	The Guarantor will not authorize, declare or pay any Dividends other than as permitted in the Loan Agreement.

6.1.18	The Guarantor shall not, without the prior written consent of the Security Agent permit any change in its beneficial ownership or control.

6.1.19	The Guarantor shall give reasonable advance notice to the Security Agent of any intended change in its name or place of business.

6.2	Vessel insurance covenants

6.2.1	The Guarantor covenants to ensure at its own expense throughout the Facility Period that:

(a)
the Vessel remains insured against marine risks and war risks (including increased value, excess risk, war risk, P&I and terrorism risk) on full conditions and on an agreed value basis for an amount which is the greater from time to time of (a) her Fair Market Value and (b) an amount which equals one hundred and twenty per cent (120%) of the amount of the relevant Tranche then outstanding; and

(b)
the Vessel remains entered in a protection and indemnity association in both protection and indemnity classes, or remains otherwise insured against protection and indemnity risks and liabilities (including P&I excess war risk cover) with a club that is a member of the International Group of Protection and Indemnity Association (IGA); and

(c)
the Vessel remains insured against oil pollution caused by the Vessel for such amounts as the Security Agent may from time to time approve unless that risk is covered to the satisfaction of the Security Agent by the Vessel's protection and indemnity entry or insurance; and

(d)	the Vessel remains insured against loss of hire for 14/180/180 of daily hire (containing an automatic reinstatement clause) for such amounts as the Security Agent may from time to time approve.

6.2.2
The Security Agent agrees that, if and for so long as the Vessel may be laid up with the approval of the Security Agent, the Guarantor may at its own expense take out port risk insurance on the Vessel in place of hull and machinery insurance.

6.2.3
The Guarantor undertakes to place the Obligatory Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as the Security Agent shall have previously approved in writing.  The Guarantor shall not alter the terms of any of the Obligatory Insurances nor allow any person to be co-assured under any of the Obligatory Insurances without the prior written consent of the Security Agent (except for the Borrower or any Managers or any crewing agents).  The Guarantor shall procure that any permitted co-assured shall, if so required by the Security Agent, sign and provide a letter of subordination restricting its rights under any policy of insurance in respect of the Vessel to (i) any third party liability coverage given by that policy and then only to satisfy such third party liability claims that are made directly on it and (ii) its provable out of pocket expenses in respect of a casualty, included in a claim on underwriters, which have been accepted and paid by those underwriters.  The Guarantor will supply the Security Agent from time to time on request with such information as the Security Agent may in its discretion require with regard to the Obligatory Insurances and the brokers, underwriters or associations through or with which the Obligatory Insurances are placed.  The Guarantor shall reimburse the Security Agent on demand for all costs and expenses incurred by the Security Agent in obtaining from time to time a report on the adequacy of the Obligatory Insurances for the Vessel from an insurance adviser instructed by the Security Agent, provided such report is obtained at the time the Tranche relating to the Vessel is drawn down (or in connection with such drawing) or in the event of a material change to the insurance cover of the Vessel.

6.2.4
The Guarantor undertakes duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Obligatory Insurances, and, at its own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association.  From time to time at the Security Agent's request, the Guarantor will provide the Security Agent with evidence satisfactory to the Security Agent that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Obligatory Insurances to be made or given by or on behalf of the Guarantor to brokers, underwriters or associations have been duly and punctually made or given.

6.2.5
The Guarantor will comply in all respects with all terms and conditions of the Obligatory Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Obligatory Insurances.  The Guarantor will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Obligatory Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Obligatory Insurances may be reduced or become liable to be repaid or rescinded in whole or in part.  In particular, but without limitation, the Guarantor will not permit the Vessel to be employed other than in conformity with the Obligatory Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Security Agent, and the Guarantor will promptly notify the Security Agent of any new requirement imposed by any broker, underwriter or association in relation to any of the Obligatory Insurances.

6.2.6
The Guarantor will, no later than fourteen days (or, in the case of war risks, no later than seven days), before the expiry of any of the Obligatory Insurances renew them and shall immediately give the Security Agent such details of those renewals as the Security Agent may require.

6.2.7
The Security Agent shall be at liberty at any time to take out through its own appointed broker, in its exclusive favour, pursuant to the Security Agent's own terms and conditions and at the Guarantor's expense:

(i)	Mortgagees Interest Insurance equal to 110% of the amount of the Loan outstanding from time to time,

(ii)
Mortgagees Interest Insurance Additional Perils (Pollution) equal to the amount of the Loan outstanding from time to time, unless the Guarantor has expressly undertaken and declared in writing, that the Vessel will not enter (i) U.S. territorial waters and/or the U.S. exclusive economic zone or (ii) provided the Security Agent has advised the Guarantor of any other waters with pollution liability legislation and/or practice in force, which in the reasonable opinion of the Security Agent is equivalent to the U.S. Oil Pollution Act of 1990 and/or the practice in force thereunder, such other waters as advised by the Security Agent,

(iii)
a Mortgagees Interest Insurance Additional Perils (Pollution and other P&I Risks), regardless of the Vessel's trade, if the P&I cover is less than the highest limit of indemnity offered by a club of the International Group of P&I Clubs or its possible successor.

6.2.8
The Guarantor shall deliver to the Security Agent copies (and, if required by the Security Agent, the originals) of all policies, certificates of entry and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking in such form as the Security Agent may reasonably approve shall be issued to the Security Agent by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If the Vessel is at any time during the Facility Period insured under any form of fleet cover, the Guarantor shall procure that those letters of undertaking are in a form and content substantially the same as the standardised draft of Lloyds Market Insurance Broker's Committee including a fleet lien waiver.

6.2.9
The Guarantor shall promptly provide the Security Agent with full information regarding any casualty or other accident or damage to the Vessel which is reasonably likely to lead to a payment or claim in excess of two million Dollars ($2,000,000) provided that the Security Agent shall have the right to request at any time upon the instructions of any Lender information regarding any casualty or other accident or damage to the Vessel.

6.2.10
The Guarantor agrees that, at any time after the occurrence and during the continuation of an Event of Default, the Security Agent shall be entitled to collect from, sue for, recover from and give a good discharge to insurers for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Security Agent shall in its discretion think fit.

6.2.11
Whether or not an Event of Default shall have occurred or be continuing, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid to the Security Agent and applied by the Security Agent in accordance with Clause 10.

6.2.12
In the event of any dispute arising between the Guarantor and any broker, underwriter or association with respect to any obligation to make any payment to the Guarantor or to the Security Agent under or in connection with any of the Insurances, or with respect to the amount of any such payment, the Security Agent shall be entitled to settle that dispute directly with the broker, underwriter or association concerned.  Any such settlement shall be binding on the Guarantor.

6.2.13
The Security Agent agrees that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Guarantor to reimburse the Guarantor for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, an Event of Default shall have occurred and be continuing, in which event the Security Agent shall be entitled to receive the amounts in question and to apply them either in reduction of the Indebtedness or, at the option of the Security Agent, to the discharge of the liability in respect of which they were paid.

6.2.14
The Guarantor shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than two million Dollars ($2,000,000) arising other than from a Total Loss) without the prior written consent of the Security Agent.

6.2.15
If the Guarantor fails to effect or keep in force the Obligatory Insurances, the Security Agent may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Security Agent in its discretion considers desirable, and the Security Agent may (but shall not be obliged to) pay any unpaid premiums, calls or contributions.  The Guarantor will reimburse the Security Agent from time to time on demand for all such premiums, calls or contributions paid by the Security Agent, together with interest at the Default Rate from the date of payment by the Security Agent until the date of reimbursement.

6.2.16
The Guarantor shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular (if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act)) the Guarantor shall comply strictly with the requirements of the United States Oil Pollution Act 1990, as amended (the "Act").  Before any such trade is commenced and during the entire period during which such trade is carried on, the Guarantor shall:

6.2.17	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Guarantor for the Vessel in the market; and

6.2.18
if applicable, make all such quarterly or other voyage declarations as may from time to time be required by the Vessel's protection and indemnity association in order to maintain such cover, and promptly deliver to the Security Agent copies of such declarations if required and

6.2.19
submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel's protection and indemnity insurers to maintain cover for such trade and promptly deliver to the Security Agent copies of reports made in respect of such surveys if requested; and

6.2.20
implement any recommendations contained in the reports issued following the surveys referred to in Clause 6.2.19 within the relevant time limits, and if required provide evidence satisfactory to the Security Agent that the protection and indemnity insurers are satisfied that this has been done; and

6.2.21	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):

(aa)
obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and provide the Security Agent with evidence of the same  if required and

(bb)
procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Security Agent with evidence that this is so if required and

(cc)
comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

6.3	Vessel operation and maintenance covenants

The Guarantor covenants with the Security Agent:

6.3.1	to keep the Vessel seaworthy and in a state of complete repair and in compliance with the requirements from time to time of all applicable laws, conventions and regulations and of her insurers; and

6.3.2
to maintain the registration of the Vessel under the flag of the Republic of the Marshall Islands; to effect and maintain the recording of the Mortgage with the Maritime Administrator of the Republic of the Marshall Islands; and not cause nor permit to be done any act or omission as a result of which that registration or that recording might be defeated or imperilled; and

6.3.3
to maintain the Vessel in a condition entitling the Vessel to the highest class applicable to vessels of her age and type with an Approved Classification Society free of recommendations and qualifications; and

6.3.4
to comply with all laws, conventions and regulations applicable to the Guarantor or to the Vessel and to carry on board the Vessel all certificates and other documents which may from time to time be required to evidence such compliance; and

6.3.5	not without the prior written consent of the Security Agent to make, nor permit nor cause to be made, any material change in the structure, type or speed of the Vessel; and

6.3.6
to procure that all repairs to the Vessel or replacements of parts or equipment of the Vessel are effected in such a way as not to diminish the value of the Vessel and with replacement parts or equipment the property of the Guarantor and free of all Encumbrances (other than the Mortgage); and

6.3.7
to permit the Security Agent and all persons appointed by the Security Agent to board the Vessel from time to time during the Facility Period, without interfering with the operation of the Vessel, to inspect the Vessel's state and condition at the cost of the Guarantor in respect of one inspection per calendar year (except if an Event of Default has occurred and is continuing, in which case the Guarantor shall be liable for the costs of all inspections deemed necessary by the Security Agent) and, if the Vessel shall not be in a state and condition which complies with the requirements of the Mortgage, to effect such repairs as shall in the opinion of the Security Agent be desirable to ensure such compliance, without prejudice to the Security Agent's other rights under or pursuant to the Mortgage; and

6.3.8
immediately to notify the Security Agent of any arrest or detention of the Vessel, and to cause the Vessel to be released from arrest or detention as quickly as possible, and in any event within fourteen days from the date of arrest or detention, and immediately to notify the Security Agent in the same manner of the release of the Vessel; and

6.3.9
from time to time on request of the Security Agent to produce to the Security Agent written evidence satisfactory to the Security Agent confirming that the master and crew of the Vessel have no claims for wages beyond the ordinary arrears and that the master has no claim for disbursements other than those properly incurred by him in the ordinary course of trading of the Vessel on the voyage then in progress; and

6.3.10
not during the Facility Period, and always subject to clause 6.3 of the Loan Agreement, to sell, agree to sell, or otherwise dispose of, or agree to dispose of, the Vessel without the prior written consent of the Security Agent; and

6.3.11	not during the Facility Period to change the name of the Vessel without the prior written consent of the Security Agent; and

6.3.12	not during the Facility Period to lay the Vessel up without the prior written consent of the Security Agent; and

6.3.13	in the event of any requisition or seizure of the Vessel, to take all lawful steps to recover possession of the Vessel as soon as it is entitled to do so; and

6.3.14
to give to the Security Agent from time to time during the Facility Period on request such information as the Security Agent may reasonably require with regard to the Vessel's employment, position and state of repair and, on the Security Agent's request, to supply the Security Agent with copies of all charterparties and other contracts of employment relating to the Vessel and copies of the Vessel's deck and engine logs; and

6.3.15
to comply with all requirements from time to time of the Vessel's classification society and to give to the Security Agent from time to time during the Facility Period on request copies of all classification certificates of the Vessel and reports of surveys required by the Vessel's classification society (the Guarantor by its execution of the Mortgage irrevocably authorising the Security Agent to obtain such information and documents from the Vessel's classification society as the Security Agent may from time to time require), and to notify the Security Agent immediately of any requirement or recommendation imposed by the Vessel's classification society; and

6.3.16
not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) to permit the Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render the Vessel liable to confiscation, seizure, detention or destruction, nor to permit the Vessel to enter any area which is declared a war zone by any governmental authority or by the Vessel's war risks insurers unless that employment or voyage is either (a) consented to in advance and in writing by the underwriters of the Vessel's war risks insurances and fully covered by those insurances or (b) (to the extent not covered by those insurances) covered by additional insurance taken out by the Guarantor at the Guarantor's expense, which additional insurance shall be deemed to be part of the Insurances and of the Assigned Property; and

6.3.17
not without the prior written consent of the Security Agent to let the Vessel on any demise charter or bareboat charterer, or, after the expiry of the Time Charters and save for a Pre-Agreed Charter, on any time charter, consecutive voyage charter or other contract of employment which (inclusive of any extension option) is capable of exceeding thirty eight (38) months nor to employ the Vessel in any way which might impair the security created by the Finance Documents; and

6.3.18
unless the Guarantor is in full compliance with Clause 6.3.17 and the Borrower is in full compliance with clause 12.5.18 of the Loan Agreement, not without the prior written consent of the Security Agent to enter into any agreement or arrangement for sharing the Earnings, as long as such profit sharing arrangements are made between the Borrower or the Guarantor and a charterer; and

6.3.19
duly to perform (unless prevented by force majeure), and to take all necessary steps to enforce the performance by charterers and shippers of, all charterparties and other contracts of employment and all bills of lading and other contracts relating to the Vessel; and

6.3.20
not following the occurrence and during the continuation of an Event of Default to let the Vessel on charter or renew or extend any charter or other contract of employment of the Vessel, nor agree to do so, without the prior written consent of the Security Agent; and

6.3.21
to pay and discharge when due from time to time all taxes, levies, duties, fines and penalties imposed on the Vessel or the Earnings, or on the Guarantor, its income, profits, capital gains or any of its property; and

6.3.22
not at any time during the Facility Period without the prior written consent of the Security Agent (and then subject to such conditions as the Security Agent may impose) to create nor grant nor permit to exist any Encumbrance over the Vessel or any of the Assigned Property other than any Permitted Encumbrances existing from time to time; and

6.3.23
to notify the Security Agent immediately when the Guarantor becomes aware of any legal proceedings or arbitration involving the Vessel or the Guarantor where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount; and

6.3.24
not without the prior written consent of the Security Agent to put the Vessel into the possession of any person for the purpose of work or repairs estimated to cost more than, the Threshold Amount (except for repairs the cost of which is recoverable under the Insurances and in respect of which the insurers have agreed to make payment in accordance with any applicable loss payable clause and except for scheduled drydocking) unless that person shall have given an undertaking to the Security Agent on such terms as the Security Agent shall require not to exercise a lien on the Vessel for the cost of the work; and

6.3.25
to keep proper books of account in respect of the Vessel and the Earnings and as and when required by the Security Agent to make such books available for inspection on behalf of the Security Agent; and

6.3.26
to place and retain a certified copy of the Mortgage on board the Vessel and cause such certified copy of the Mortgage to be exhibited to any representative of the Security Agent and to place and keep displayed on the Vessel a framed printed notice in plain type reading as follows:

"NOTICE OF MORTGAGE

This Vessel is covered by a first preferred Mortgage to Deutsche Bank AG Filiale Deutschlandgeschäft under authority of Title 47, Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands (as amended).  Under the terms of the said Mortgage neither the Guarantor nor any Charterer nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage."; and

6.3.27
not without the prior written consent of the Security Agent to appoint anyone other than the Managers as commercial or technical managers of the Vessel, nor to terminate nor materially vary the arrangements for the commercial or technical management of the Vessel, nor to permit the commercial or technical management of the Vessel to be sub-contracted or delegated to any third party; and

6.3.28
to take all reasonable precautions to prevent any infringements of any anti drug legislation in any jurisdiction in which the Vessel shall trade and in particular (if the Vessel is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America; and

6.3.29
to comply, or procure that the operator of the Vessel will comply, with the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation (as the same may be amended from time to time) (the "ISM Code") or any replacement of the ISM Code and in particular, without limitation, to:

(a)	procure that the Vessel remains for the duration of the Facility Period subject to a safety management system developed and implemented in accordance with the ISM Code; and

(b)
maintain for the Vessel throughout the Facility Period a valid and current safety management certificate issued under paragraph 13.7 of the ISM Code ("SMC") and provide a copy to the Security Agent; and

(c)
procure that the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code ("ISM Company") maintains throughout the Facility Period a valid and current Document of Compliance issued for the ISM Company under paragraph 13.2 of the ISM Code ("DOC") and provide a copy to the Security Agent; and

(d)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company; and

6.3.30
to comply in relation to the Vessel with the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended from time to time) (the "ISPS Code") or any replacement of the ISPS Code and in particular, without limitation, to:

(a)	procure that the Vessel and the company responsible for the Vessel's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Vessel throughout the Facility Period a valid and current International Ship Security Certificate issued under the ISPS Code ("ISSC") and provide a copy to the Security Agent; and

(c)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC; and

6.3.31
to comply in relation to the Vessel with Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) (as the same may be amended from time to time) ("Annex VI") or any replacement of Annex VI and in particular, without limitation, to:

(a)	procure that the Vessel's master and crew are familiar with, and that the Vessel complies with, Annex VI; and

(b)	maintain for the Vessel throughout the Facility Period a valid and current International Air Pollution Prevention Certificate issued under Annex VI ("IAPPC") and provide a copy to the Security Agent;

(c)	notify the Security Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC;

6.3.32
to obtain and retain, if and for so long as the Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the Act), a valid Certificate of Financial Responsibility for that Vessel under that Act and to provide the Security Agent (if requested) with evidence of that Certificate, and to comply strictly with the requirements of that Act; and

6.3.33	use the Vessel during the Facility Period only for civil merchant trading.

7	Subrogation and Subordination

7.1
Subrogation  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Guarantor or Security Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Liabilities under or in respect of this Guarantee  and Indemnity or under any other Finance  Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Security Party against the Borrower, any other Guarantor, any other Security Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Guarantor, any other Security Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guarantor's Liabilities and all other amounts payable under this Guarantee and Indemnity shall have been paid in full in cash and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guarantor's Liabilities and all other amounts payable under this Guarantee and Indemnity and (b) the Facility Period, such amount shall be received and held in trust for the benefit of the Security Agent on behalf of the Finance Parties, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Security Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantor's Liabilities and all other amounts payable under this Guarantee and Indemnity, whether matured or unmatured, in accordance with the terms of the Finance Documents, or to be held as Collateral for any Guarantor's Liabilities or other amounts payable under this Guarantee and Indemnity thereafter arising.  If (i) the Guarantor shall make payment to the Security Agent on behalf of any Security Party of all or any part of the Guarantor's Liabilities, (ii) all of the Guarantor's Liabilities and all other amounts payable under this Guarantee and Indemnity shall have been paid in full in cash and (iii) the Facility Period shall have occurred, the Security Agent on behalf of the Security Parties will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guarantor's Liabilities resulting from such payment made by the Guarantor pursuant to this Guarantee and Indemnity. For the purpose of this Clause 7.1, "Collateral" means the Vessel and all other property of the Borrower and the other Security Parties securing the obligations of any of the Borrower or the other Security Parties under the Finance Documents.

7.2
Subordination  The Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to the Guarantor by each other Security Party (the "Subordinated Obligations") to the Guarantor's Liabilities to the extent and in the manner hereinafter set forth in this Clause 7.2:

7.2.1
Prohibited Payments  except when an Event of Default has occurred and is continuing (including the commencement and continuation of any proceeding under any Insolvency Law relating to any other Security Party), the Guarantor may receive payments from any other Security Party on account of the Subordinated Obligations.  After the occurrence of an Event of Default which is continuing (including the commencement and continuation of any proceeding under any Insolvency Law relating to any other Security Party), however, unless the Security Agent otherwise agrees, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

7.2.2
Prior Payment of Guarantor's Liabilities  In the event of any proceedings under any Insolvency law relating to any other Security Party, the Guarantor agrees that the Security Agent and the other Finance Parties shall be entitled to receive payment in full in cash of all the Guarantor's Liabilities (including all interest and expenses accruing after the commencement of proceedings under any Insolvency Law, whether or not constituting an allowed claim in such proceeding (the "Post Claim Interest")) before the Guarantor receives payment of any Subordinated Obligations.

7.2.3
Turn-Over  Upon the occurrence of an Event of Default which is continuing (including the commencement and continuation of any proceeding under any Insolvency Law relating to any other Security Party), the Guarantor shall, if the Security Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Security Agent and the other Finance Parties and deliver such payments to the Security Agent on account of the Guarantor's Liabilities (including all Post Claim Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee and Indemnity

7.2.4
Security Agent's Authorisation  Upon the occurrence of an Event of Default which is continuing (including the commencement and continuation of any proceeding under any Insolvency Law relating to any other Security Party), the Security Agent is authorised and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guarantor's Liabilities (including any and all Post Claim Interest), and (ii) to require the Guarantor (a) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (b) to pay any amounts received on such obligations to the Security Agent for application to the Guarantor's Liabilities (including any and all Post Claim Interest).

8	Payments

8.1
All amounts payable by the Guarantor under or pursuant to any of the Guarantor's Security Documents shall be paid to such accounts at such banks as the Security Agent may from time to time direct to the Guarantor in the relevant currency in same day funds for immediate value.  Payment shall be deemed to have been received on the date on which the Security Agent receives authenticated advice of receipt, unless that advice is received by the Security Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Security Agent in its discretion considers that it is impossible or impracticable to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received on the Business Day next following the date of receipt of advice by the Security Agent.

8.2
All payments to be made by the Guarantor pursuant to any of the Guarantor's Security Documents shall, subject only to Clause 7.3, be made free and clear of and without deduction for or on account of any taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and the Guarantor will not claim any equity in respect of any payment due from it to any Finance Party under or in relation to any of the Guarantor's Security Documents.

8.3
If at any time any law requires (or is interpreted to require) the Guarantor to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Guarantor will promptly notify the Security Agent and, simultaneously with making that payment, will pay whatever additional amount (after taking into account any additional taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, each relevant Finance Party receives a net sum equal to the sum which it would have received had no deduction or withholding been made.

8.4
If at any time the Guarantor is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Guarantor's Security Documents, the Guarantor will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Security Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Security Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

8.5
If the Guarantor pays any additional amount under Clause 7.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Guarantor, that Finance Party shall, as soon as reasonably practicable, pay to the Guarantor an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made.  Nothing in this Clause 7.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Guarantor any information regarding its tax affairs or tax computations.

8.6
Any certificate or statement signed by an authorised signatory of the Security Agent purporting to show the amount of the Indebtedness or of the Guarantor's Liabilities (or any part of any of them) or any other amount referred to in any of the Finance Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Guarantor of that amount.

9	Currency

9.1	The Guarantor's liability under this Guarantee and Indemnity is to discharge the Indebtedness in the currency in which it is expressed to be payable (the "Agreed Currency").

9.2
If at any time any Finance Party receives (including by way of set off) any payment by or on behalf of the Guarantor in a currency other than the Agreed Currency, that payment shall take effect as a payment to that Finance Party of the amount in the Agreed Currency which that Finance Party is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

9.3
To the extent that any payment to any Finance Party (whether by the Guarantor or any other person and whether under any judgment or court order or otherwise) in a currency other than the Agreed Currency shall on actual conversion into the Agreed Currency fall short of the relevant amount of the Indebtedness expressed in the Agreed Currency, then the Guarantor as a separate and independent obligation will indemnify that Finance Party against the shortfall.

10	Set-Off

10.1
The Guarantor irrevocably authorises each Finance Party at any time to set off without notice any sums then due and payable by the Guarantor to that Finance Party under this Guarantee and Indemnity (irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Guarantor (whether current or otherwise, whether or not subject to notice and whether or not that credit balance is then due to the Guarantor) with any branch of that Finance Party in or towards satisfaction of the Guarantor's Liabilities and, in the name of that Finance Party or the Guarantor, to do all acts (including, without limitation, purchasing or converting or exchanging any currency) which may be required to effect such set-off.

10.2
Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Guarantor with any Finance Party, no such deposit or credit balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Guarantor until the Guarantor's Liabilities have been discharged in full, but each Finance Party may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.

11	Application of Moneys

11.1
All sums which any Finance Party (other than the Security Agent) receives (including by way of set off) under or in connection with any of the Guarantor's Security Documents, otherwise than by payment from the Security Agent, shall be paid to the Security Agent immediately on receipt, and that payment to the Security Agent shall be deemed to have been made by the Guarantor rather than by the receiving Finance Party.

11.2
All sums which the Security Agent receives under or in connection with any of the Guarantor's Security Documents shall, unless otherwise agreed by the Security Agent or otherwise provided in the Loan Agreement, be applied by the Security Agent in or towards satisfaction, or by way of retention on account, of the Guarantor's Liabilities, in such manner as the Security Agent may in its discretion determine.

11.3
The Security Agent may place any money received by it under or in connection with any of the Guarantor's Security Documents to the credit of a suspense account on such terms and subject to such conditions as the Security Agent may in its discretion determine for so long as the Security Agent thinks fit without any obligation in the meantime to apply that money in or towards discharge of the Indebtedness, and, despite such payment, the Security Agent may claim against any of the other Security Parties or prove in the bankruptcy, liquidation or insolvency of any of the other Security Parties for the whole of the Indebtedness at the date of the Security Agent's demand for payment pursuant to this Guarantee and Indemnity, together with all interest, commission, charges and expenses accruing subsequently.

12	Partial Invalidity

If, at any time, any provision of any of the Guarantor's Security Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13	Further Assurance

The Guarantor agrees that from time to time on the written request of the Security Agent it will immediately execute and deliver to the Security Agent all further documents which the Security Agent may require for the purpose of perfecting or protecting the security intended to be created by the Guarantor's Security Documents.

14	Miscellaneous

14.1
All the covenants and agreements of the Guarantor in this Guarantee and Indemnity shall bind the Guarantor and its successors and permitted assignees and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees.

14.2	The representations and warranties on the part of the Guarantor contained in this Guarantee and Indemnity shall survive the execution of this Guarantee and Indemnity.

14.3	No variation or amendment of this Guarantee and Indemnity shall be valid unless in writing and signed on behalf of the Guarantor and the Security Agent.

14.4
A person who is not a party to this Guarantee and Indemnity has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee and Indemnity.

15	Notices

The provisions of clause 18 of the Loan Agreement shall apply (mutatis mutandis) to this Guarantee and Indemnity as if it were set out in full with references to this Guarantee and Indemnity substituted for references to the Loan Agreement and with references to the Guarantor substituted for references to the Borrower.

16	Law and Jurisdiction

16.1	This Guarantee and Indemnity and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

16.2
For the exclusive benefit of the Security Agent, the Guarantor irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Guarantee and Indemnity or (b) relating to any non-contractual obligations arising from or in connection with this Guarantee and Indemnity and that any proceedings may be brought in those courts.

16.3
Nothing contained in this Clause shall limit the right of the Security Agent to commence any proceedings against the Guarantor in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Guarantor in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

16.4
The Guarantor irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

16.5	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

16.5.1	irrevocably appoints WFW Legal Services Limited of 15 Appold Street, London EC2A 2HB, England as its agent for service of process in relation to any proceedings before the English courts; and

16.5.2	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

IN WITNESS of which this Guarantee and Indemnity has been duly executed and delivered as a deed the day and year first before written.

SIGNED and DELIVERED	)
as a DEED	)
by GENCO ________ LIMITED	)
acting by	)
)
its duly authorised	)
)
in the presence of:	)